UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bernstein, Alan B.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Wackenhut Corporation
   WAK and WAK B
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and President Domestic Operations Group
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Series A Common Stock      |      |    | |                  |   |           |500                |D     |                           |
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Series B Common Stock      |      |    | |                  |   |           |1,777              |D     |                           |
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Phantom Stock Units        |2/20/9|X   | |1,001             |D  |$62.997    |0                  |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Phantom Stock Units   |$62.977 |2/20/|X   | |1,001      |D  |12/22|12/31|See Note 1  |1,001  |       |0           |   |            |
                      |        |98   |    | |           |   |/97  |/97  |            |       |       |            |   |            |
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    (Adjustment for st|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ock dividend will     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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    be made at time of|        |     |    | |           |   |     |     |            |       |       |            |   |            |
 payment)             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Series B Common Stock |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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    1994 Options      |6.16    |     |    | |           |   |5/1/9|4/30/|            |       |       |23,438      |D  |            |
                      |        |     |    | |           |   |5    |04   |            |       |       |            |   |            |
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    1995 Options      |10.80   |     |    | |           |   |1/29/|1/27/|            |       |       |16,250      |D  |            |
                      |        |     |    | |           |   |96   |05   |            |       |       |            |   |            |
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    1996 Options      |14.00   |     |    | |           |   |1/31/|1/29/|            |       |       |14,000      |D  |            |
                      |        |     |    | |           |   |97   |06   |            |       |       |            |   |            |
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    1997 Options      |15.250  |     |    | |           |   |1/28/|1/27/|            |       |       |0           |D  |            |
                      |        |     |    | |           |   |97   |07   |            |       |       |            |   |            |
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    1998 Options      |19.750  |1/27/|A   | |20,000     |A  |1/27/|1/26/|Series B Com|20,000 |       |20,000      |D  |            |
                      |        |/98  |    | |           |   |98   |08   |mon         |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Note:
   (1)   One  Phantom Stock Unit = 1 Series A Common plus 2.125 Series B
Common.
SIGNATURE OF REPORTING PERSON
/s/ Alan B. Bernstein By: J. P. Rowan as Attorney-In-Fact
DATE
3/2/98